EXHIBIT 10.34

THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
      YEAR-END RESTRICTED STOCK AWARD
          This Award Agreement sets forth the terms and conditions of the       Year-End Restricted Stock Award (this “Award”) under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).
          1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.
          2. Award. This Award is made up of the number of Restricted Shares (“Restricted Shares”) specified on your Award Statement. Such number equals (i) the number of Restricted Stock Units that you would have otherwise received while providing services in Hong Kong and/or Singapore as Vested in connection with your       year-end bonus as set forth in your Award Statement, and (ii) the number of remaining Restricted Stock Units that you would have otherwise received while providing services in Hong Kong and/or Singapore in connection with your       year-end bonus for which you have been determined by the Firm to be retirement eligible as of      , if any, as set forth in your Award Statement. In lieu of such Restricted Stock Units, you are receiving these Vested Restricted Shares. A Restricted Share is a share of Common Stock (a “Share”) delivered under the Plan that is subject to certain transfer restrictions and other terms and conditions described in this Award Agreement. Your restricted shares are expressly conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified. Unless otherwise determined by the Committee, your failure to meet these conditions will result in the cancellation of your award, and is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 13. By executing the related signature card (which, among other things, opens the custody account referred to in Paragraph 3(b) if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
          3. Certain Material Terms of Restricted Shares.
          (a) Vesting. You shall be Vested in all of your Restricted Shares as specified on the Award Statement. While continued active Employment is not required in order for your Restricted Shares to become fully transferable without risk of forfeiture, all other terms and conditions of this Award Agreement (including the Transfer Restrictions described in Paragraph 3(c)) shall continue to apply to such Restricted Shares, and failure to meet such terms and conditions may result in the forfeiture of all of your rights in respect of the Restricted Shares and their return to GS Inc. and the cancellation of this Award.
          (b) Date of Grant. The date on which your Restricted Shares will be granted, subject to the conditions of this Award Agreement, will be      . Except as provided in this Paragraph 3 and in Paragraph 2, the Restricted Shares shall be delivered to an escrow account, a custody account or a brokerage account, as approved or required by the Firm, and, except as provided in this Paragraph 3 and in Paragraphs 7, 8, 10 and 11, shall be subject to the Transfer Restrictions described in Paragraph 3(c).

          (c) Transfer Restrictions; Escrow.
          (i) Except as provided in Paragraphs 3(d), 4, 8, and 10, until the date specified on your Award Statement as the “Transferability Date:” (i) your Restricted Shares shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (the “Transfer Restrictions”), and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void; and (ii) if and to the extent your Restricted Shares are certificated, the certificates representing your Restricted Shares shall bear a legend specifying that your Restricted Shares are subject to the restrictions described in this Award Agreement, and GS Inc. in any case may advise its transfer agent to place a stop order against any transfer of your Restricted Shares not in compliance with the Transfer Restrictions. Within 30 Business Days after the Transferability Date (or any other date described herein that the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions in respect of any of your Restricted Shares that have not been previously forfeited.
          (ii) Delivery of the Restricted Shares may be made directly into an escrow or custody account for your benefit meeting such terms and conditions as are determined by the Firm, provided that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your Restricted Shares, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow or custody account for your benefit on such terms and conditions as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that the escrow agent shall have the exclusive authority to exercise voting rights with respect to such Shares while held in escrow.
          (d) Death; Additional Taxes. Notwithstanding any other provision of this Award Agreement, if you die prior to the Transferability Date with respect to your Restricted Shares, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee, the Transfer Restrictions then applicable to your Restricted Shares shall be removed. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Restricted Shares under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).
          4. Termination of Employment. Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 7, 8 and 10, if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, the Transfer Restrictions shall continue to apply to your Restricted Shares until the Transferability Date in accordance with Paragraph 3(c) hereof.
          5. Forfeiture of Restricted Shares. Unless the Committee determines otherwise, and except as provided in Paragraphs 7 and 8, your rights in respect of all of your Restricted Shares immediately shall be forfeited, such Shares immediately shall be returned to GS Inc. and this Award immediately shall be cancelled, if, before the Transferability Date:
          (a) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 13 or Section 3.17 of the Plan;
          (b) any event that constitutes Cause has occurred;

          (c) (i) you, in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (D) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (ii) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (A) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (B) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
          (d) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. On the Transferability Date, you shall be deemed to have represented and certified that you have complied with all the terms and conditions of the Plan and this Award Agreement;
          (e) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party; or
          (f) as a result of any action brought by you, it is determined that any of the terms or conditions for the expiration of the Transfer Restrictions with respect to this Award are invalid.
For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm.
For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm, shall constitute failure to meet an obligation you have under an agreement referred to in Paragraph 5(e) regardless of whether such obligation arises under a written agreement, and/or a material violation of Firm policy constituting Cause referred to in Paragraph 5(b).
          6. Repayment and Forfeiture. The provisions of Section 2.5.2 of the Plan (which require Award recipients to repay to the Firm the value of Restricted Shares, without reduction for related withholding tax, if the Committee determines that all terms and conditions of this Award Agreement were not satisfied) shall apply to this Award, except that if the condition that was not satisfied would have resulted in the Transfer Restrictions not being removed, then the Fair Market Value of the Shares shall be determined as of the Transferability Date (or any earlier date that the Transfer Restrictions were removed).
          7. Non-Competition. In the event of the termination of your Employment (determined as described in Section 1.2.19 of the Plan) by reason of Extended Absence or Retirement, without limiting the application of Paragraph 5, you shall forfeit immediately all of your rights in respect of any Restricted Shares that are Vested by reason of you being determined by the firm to be retirement

eligible as of       (and any such Shares shall be returned to GS Inc. and this Award cancelled), if prior to      , you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 7 will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”
          8. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all of the Transfer Restrictions and risks of forfeiture with respect to your Restricted Shares shall be removed.
          9. Dividends. You shall be entitled to receive on a current basis any regular cash dividend paid by GS, Inc. in respect of your Restricted Shares, or, if the Restricted Shares are held in escrow, the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Restricted Shares.
          10. Certain Additional Terms, Conditions and Agreements.
          (a) The delivery of Shares and the removal of the Transfer Restrictions are conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to choose between (i) remitting in cash (or through payroll deduction or otherwise) in connection with the grant, vesting or delivery of this Award, or (ii) remitting in the form of proceeds from the sale of Shares delivered to you pursuant to this Award an amount equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s       fiscal year), the Firm may, in its sole discretion, require you to choose between (i) remitting in cash (or through payroll deduction or otherwise) for a reserve, or (ii) remitting in the form of proceeds from the sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan) an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts. In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.
          (b) If you are or become a Managing Director, your rights in respect of the Restricted Shares are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.
          (c) Your rights in respect of this Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

          (d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.
          (e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of this Award in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, unless otherwise determined by the Firm, you understand and agree that you shall be responsible for all costs and other fees or expenses associated with this Award, including, without limitation, such custodial costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.
          (f) In addition to the legend specified under Paragraph 3(c), GS Inc. may affix to certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
          (g) Without limiting the application of Paragraph 5, if:
          (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Restricted Shares would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
          (ii) following your termination of Employment other than described in Paragraph 10(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Restricted Shares but are still subject to the Transfer Restrictions;
then, in the cases of Paragraph 10(g)(i) and 10(g)(ii) above, all of the Transfer Restrictions and all forfeiture provisions related to all Restricted Shares shall be removed, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.
          (h) You understand and agree, by accepting this Award, that, in addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other award.
          (i) You understand and agree, by accepting this Award, that Restricted Shares hereby are pledged to the Firm to secure its right to such Restricted Shares in the event you forfeit any such Restricted Shares pursuant to the terms of the Plan or this Award Agreement.  This Award, if held in escrow, will not be delivered to you but will be held by an escrow agent for your benefit. If an escrow agent is used, such escrow agent will also hold the Restricted Shares for the benefit of the Firm for the purpose of perfecting its security interest.
          11. Right of Offset. The Firm may exercise its right of offset under Section 3.4 of the Plan by conditioning the removal of the Transfer Restrictions on your satisfaction of your obligations to the Firm in a manner deemed appropriate by the Committee, including by the application of some or all of your Restricted Shares.
          12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided, further, that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in
Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
          13. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.
          14. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, and without limiting Paragraph 3(c) hereof, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Restricted Shares may transfer some or all of their Restricted Shares through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
          15. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
          16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title: